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                         NU HORIZONS ELECTRONICS CORP.
                                   EXHIBIT 11


                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    ----------------------------------------

                                  (Unaudited)
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                                                           FOR THE YEAR ENDED
                                                           ------------------
                                               FEBRUARY        FEBRUARY     FEBRUARY
                                                29, 1996       28, 1995     28, 1994
                                              -----------     ----------   ----------
PRIMARY EARNINGS:
- ----------------

NET INCOME                                    $ 9,396,301   $4,421,823   $5,044,225
                                              ===========   ==========   ==========
WEIGHTED AVERAGE SHARES:

  Common shares outstanding                     7,903,839    7,728,549    7,657,025

  Common share equivalents                        332,410      119,128      117,415
                                              ===========   ==========   ==========
  Weighted average number of
   common shares and common share
   equivalents outstanding                      8,236,249    7,847,677    7,774,440
                                              ===========   ==========   ==========

PRIMARY EARNINGS PER
 COMMON SHARE:

  Net Income                                        $1.14         $.56   $      .65
                                              ===========   ==========   ==========

FULLY DILUTED EARNINGS:
- -------------------------------------

  Net Income                                  $ 9,396,301   $4,421,823   $5,044,225

  Net (after tax) interest expense
   related to convertible debt                    661,826      365,062            -
                                              -----------   ----------   ----------

NET INCOME AS ADJUSTED                        $10,058,127   $4,786,885   $5,044,225
                                              ===========   ==========   ==========

SHARES:

  Weighted average number of
   common shares and common
   share equivalents outstanding                8,236,249    7,847,677    7,774,440

  Additional options
    not included above                            660,562      598,287       40,165

  Assuming Conversion
    of convertible debt                         1,513,888      833,333            -
                                              -----------   ----------   ----------

  Weighted average number of common
    shares outstanding as adjusted             10,410,699    9,279,297    7,814,605
                                              ===========   ==========   ==========

FULLY DILUTED EARNINGS
PER COMMON SHARE                                     $.97         $.52   $      .65
                                              ===========   ==========   ==========
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